As filed with the Securities and Exchange Commission on May 8, 2013
Registration No. 333-_______
UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
FRONTIER COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its charter)
Delaware			06-0619596
(State or other jurisdiction of incorporation or organization)			(I.R.S. Employer Identification No.)
3 High Ridge Park, Stamford, Connecticut 06905
(Address and zip code of registrant’s principal executive offices)
Frontier Communications Corporation 2013 Equity Incentive Plan (Full Title of Plan)
John M. Jureller Executive Vice President and Chief Financial Officer Frontier Communications Corporation 3 High Ridge Park, Stamford, Connecticut 06905 (203) 614-5600
(Name and address and telephone number, including area code, of agent for service)
Copy to:
David G. Schwartz, Esq. Vice President, Corporate Counsel and Assistant Secretary Frontier Communications Corporation 3 High Ridge Park, Stamford, Connecticut 06905 (203) 614-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer   x       Accelerated filer  __    Non-accelerated filer  __    (Do not check if a smaller reporting company)
Smaller reporting company __

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.25 per share	20,000,000 shares (1)	$4.075 (2)	$81,500,000	$11,117.00

(1)
This registration statement also covers an indeterminate number of shares of common stock that may be issued by reason of stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Securities Act of 1933.

(2)
Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low sales prices of the common stock as quoted on the NASDAQ Global Market on May 2, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act of 1933, this registration statement omits the information specified in Part I of Form S-8.  Frontier Communications Corporation (the “Company”) will send or give the documents containing the information specified in Part I of this registration statement to each participant in the 2013 Equity Incentive Plan as specified by Rule 428(b).  The Company is not required to file these documents with the Commission either as part of this registration statement or as reoffer prospectuses or reoffer prospectus supplements under Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.  The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to participants will also indicate the availability without charge, upon written or oral request, of other documents required to be delivered to employees pursuant to Rule 428(b) and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by Frontier Communications Corporation (the “Company”) with the Securities and Exchange Commission pursuant to Section 13 of the Exchange Act of 1934 and any future filings under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act made prior to the termination of the offering are incorporated by reference:

•	the Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

•	the Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

•
the Current Reports on Form 8-K filed on January 16, 2013, February 21, 2013 (relating to the Company’s declaration of a quarterly dividend), March 13, 2013, March 28, 2013, April 10, 2013, April 10, 2013, April 25, 2013, May 1, 2013,  May 6, 2013 (relating to the Company entering into a new credit facility and the Company’s declaration of a quarterly dividend) and May 8, 2013; and

•
the description of the Company’s Common Stock, par value $0.25 per share, contained In Item 1 (Description of Registrant’s Securities to be Registered) of the Company’s Registration Statement on Form 8-A filed on December 14, 2011.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of the initial filing of this registration statement and prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

     The Company is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation, under specified circumstances, to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit (other than a suit brought by or in the right of the corporation) brought against them in their capacity as such, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 of the DGCL also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys’ fees) incurred by them in connection with a suit brought by or in the right of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made, unless otherwise determined by the court, if such person was adjudged liable to the corporation.

     The DGCL also provides that the indemnification described above will not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

     The DGCL further provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

     As permitted by Sections 102 and 145 of DGCL, the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), eliminates the liability of a director to the Company and its stockholders for monetary damages for breach of a director’s fiduciary duty except for liability under Section 174 of DGCL, for any breach of the director’s duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit.

     The Company’s By-laws provide that to the fullest extent permitted by applicable law as then in effect, the Company shall indemnify any person (an “Indemnitee”) who was or is involved in any manner (including, without limitation, as a party or witness) or was or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, or investigative (including, without limitation, any action or proceeding by or in the right of the Company to procure a judgment in its favor) (a “Proceeding”), by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, or of a partnership, joint venture, trust or other enterprise (including, without limitation, service with respect to any employee benefit plan), whether the basis of any such Proceeding is alleged action in an official capacity as director or officer or in any other capacity while serving as a director or officer, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred by him in connection with such Proceeding. Such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his heirs, executors, administrators and legal representatives. The right to indemnification conferred in the Company’s By-laws includes the right to receive payment of any expenses incurred by the Indemnitee in connection with such Proceeding in advance of the final disposition of the Proceeding, consistent with applicable law as then in effect.

     The Company has also agreed to indemnify certain officers of the Company and it subsidiaries who suffer a loss as a consequence of the Company including personal information of the officer in a filing or other submission with a governmental authority.

     The above discussion of the DGCL and the Certificate of Incorporation and By-laws is not intended to be exhaustive and is qualified in its entirety by such statutes, the Certificate of Incorporation and the By-laws.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit
Number                      Description

4.1	Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000).*

4.2
Certificate of Amendment of Restated Certificate of Incorporation, effective July 31, 2008 (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008).*

4.3	Certificate of Amendment of Restated Certificate of Incorporation, effective June 28, 2010 (filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K filed July 1, 2010).*

4.4	Bylaws as amended to date (filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on February 6, 2009).*

4.5	Frontier Communications Corporation 2013 Equity Incentive Plan (filed as Appendix B to the Company’s Proxy Statement dated March 25, 2013).*

5.1	Opinion of Andrew D. Crain, Senior Vice President and General Counsel.**

23.1	Consent of KPMG LLP.**

23.2	Consent of Andrew D. Crain (included in the opinion filed as Exhibit 5.1 to this registration statement).**

24.1	Power of Attorney (included in the signature pages of this registration statement).**

________________________________

*  Incorporated by reference.
**  Filed herewith.

Item 9.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings in paragraph (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant  certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 8th day of May, 2013.

FRONTIER COMMUNICATIONS CORPORATION

  By:/s/   Susana D’Emic
  Susana D’Emic
Senior Vice President and Controller

POWER OF ATTORNEY

We, the undersigned officers and directors of Frontier Communications Corporation, hereby severally constitute and appoint John M. Jureller and Susana D’Emic, and each of them singly, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to sign for us and in our name in the capacities indicated below, any and all amendments to this registration statement on Form S-8 filed by Frontier Communications Corporation with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in such capacities to enable Frontier Communications Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys, or any of them, to any and all such amendments.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on the 8th day of May, 2013.

Signature	Title
/s/ Mary Agnes Wilderotter Mary Agnes Wilderotter	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
/s/ John M. Jureller John M. Jureller	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Susana D’Emic Susana D’Emic	Senior Vice President and Controller (Principal Accounting Officer)
/s/ Leroy T. Barnes, Jr. Leroy T. Barnes, Jr.	Director
/s/ Peter C.B. Bynoe Peter C.B. Bynoe	Director
/s/ Jeri B. Finard Jeri B. Finard	Director
/s/ Edward Fraioli Edward Fraioli	Director
/s/ James S. Kahan James S. Kahan	Director
/s/ Pamela D.A. Reeve Pamela D.A. Reeve	Director
/s/ Howard L. Schrott Howard L. Schrott	Director
/s/ Larraine D. Segil Larraine D. Segil	Director
/s/ Mark Shapiro Mark Shapiro	Director
/s/ Myron A. Wick, III Myron A. Wick, III	Director